Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

EVI Industries, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.025 per share	(1)	Other	3,000,000	$23.19	$69,570,000.00	0.0001381	$9,607.62

Total Offering Amounts:						$69,570,000.00		9,607.62
Total Fee Offsets:								0.00
Net Fee Due:								$9,607.62

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock which may become issuable under the EVI Industries, Inc. 2025 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock on the NYSE American on December 19, 2025.